EXHIBIT 99.1


                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E


         DENBURY RESOURCES INC. ANNOUNCES YEAR-LONG 200,000 SHARE STOCK
             REPURCHASE PROGRAM FOR ITS EMPLOYEE STOCK PURCHASE PLAN


News Release
Released at 7:30 AM CDT

DALLAS, August 12, 2003 (BUSINESS WIRE) - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") announced today that it has adopted a stock repurchase plan (the "Plan") that is consistent with the requirements of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934.

The Plan allows the Company to maintain an adequate amount of stock available for purchase by Denbury's employees each fiscal quarter under Denbury's Employee Stock Purchase Plan. The Plan authorizes the purchase on the New York Stock Exchange of 50,000 shares of the Company's common stock per fiscal quarter through an independent securities broker for a period of approximately twelve months, for a total of 200,000 shares, beginning August 13, 2003 and ending on July 31, 2004. Purchases are to be made at prices and times determined in the discretion of the independent broker; however, no purchases may be made during the last ten business days of the fiscal quarter, which is the pricing period for shares purchased by employees pursuant to Denbury's Employee Stock Purchase Plan.

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com